Exhibit 10 (i)

SOUTHSIDE BANK

SPLIT DOLLAR AGREEMENT

     THIS AGREEMENT is made and entered into this 7th day of September, 2004, by and between SOUTHSIDE BANK, located in Tyler, Texas (the “Company”), and LEE ROY GIBSON III (the “Executive”).

INTRODUCTION

     WHEREAS, the Executive has contributed substantially to the success of the Company; and

     WHEREAS, as a result of these contributions, the Company, as a fringe benefit, is willing to divide the death proceeds of a life insurance policy on the Executive’s life with the Executive or his designated beneficiary; and

     WHEREAS, the Company will pay the life insurance premiums from its general assets; and

     WHEREAS, the Company agrees to provide the aforementioned benefit to the Executive as a current benefit that will continue beyond the date the Executive’s service to the Company ends upon the terms and conditions specified in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE 1
Definitions

     Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 3.1.

1.2	“Base Salary” means the Executive’s total base annual salary as of the date of this Agreement, exclusive of special payments such as bonuses or commissions, but including any salary reductions made in accordance with Section 125 or 401(k) of the Code.

1.3	“Beneficiary” means each designated person, or the estate of the Executive, entitled to receive any portion of the Net Death Proceeds upon the death of the Executive.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” shall mean and shall be deemed to have occurred for purposes of this Agreement if and when:

(A) any entity, person or group of persons acting in concert (other than the current members of the Board of Directors of Southside Bancshares, Inc. (“BHC”) or any of their descendants) becomes beneficial owner (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934), directly or indirectly, of securities of the BHC representing more than fifty percent (50%) of the combined voting power of the BHC or any successor corporation;

(B) any entity, person or group of persons acting in concert (other than the Company or the current members of the Board of Directors of the Bank or any of their descendants) becomes beneficial owner (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Bank representing more than fifty percent (50%) of the combined voting power of the Bank or any successor;

(C) the effective date of a merger or consolidation of the BHC or the Bank with one or more other corporations or banks as a result of which the holders of the outstanding voting stock of the BHC or the Bank immediately prior to the merger hold less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation or bank; or

(D) the effective date of a transfer of all or substantially all of the property of the BHC or the Bank other than to an entity of which the BHC or the Bank owns at least eighty percent (80%) of the combined voting power.

     Notwithstanding the above, no Change in Control shall be deemed to occur for purposes of this Agreement as a result of any transaction or series of transactions involving only the BHC, the Bank, any affiliate (within the meaning of Section 3A of the Federal Reserve Act of 1913, as amended), or any of them, or any of their successors.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination.

1.8	“Executive’s Interest” means the benefit set forth in Section 3.2.

1.9	“Final Year of Employment” means the last calendar year in which the Executive was actually employed by the Company on a full-time basis.

1.10	“Insured” means the Executive.

1.11	“Insurer” means the insurance company issuing the Policy on the life of the Insured.

1.12	“Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.13	“Plan Administrator” means the plan administrator described in Article 13.

1.14	“Policy” means the insurance policy or policies listed on Schedule A attached hereto or replacement coverage with similar benefits identified in a supplement to this Agreement.

1.15	“Termination of Employment” means the Executive ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence which is approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

1.16	“Vested Insurance Benefit” means the Bank will provide the Executive with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 4.2 and Article 7. Article 4 explains how the Executive achieves vested status.

1.17	“Year of Service” means each twelve-month period commencing on the Executive’s initial date of hire by the Bank, during the entirety of which time the Executive remains an employee of the Bank. For purposes of this Agreement, if there is a dispute over the number of years of service of the Executive or the date of the Executive’s initial hire by the Bank, the Bank shall have the sole and absolute right to decide the dispute.

ARTICLE 2
Automatic Termination Of Rights

2.1	Automatic Termination of Rights. The Executive’s rights under this Agreement shall automatically cease to the extent either of the following events occur: (i) if the Executive’s employment with the Bank is terminated for any reason (other than death) prior to meeting any of the criteria for a Vested Insurance Benefit under Section 4.1, or (ii) this Agreement or any of the Executive’s rights under the Agreement are terminated in accordance with Section 4.2 or 12.1. If the Executive’s rights under the Agreement are wholly terminated and the Bank elects to maintain the Policy, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy. If the Executive’s rights under the Agreement are partially terminated, the Bank, in addition to an amount equal to the cash surrender value of the Policy, shall become the beneficiary of such portion of the Net Death Proceeds as to which the Executive’s rights have been terminated.

ARTICLE 3
Policy Ownership/Interests

3.1	Bank’s Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership and, subject to Article 6, the Bank may terminate the Policy without the consent of the Insured. The Bank shall be the beneficiary of an amount equal to the cash surrender value of the Policy and any portion of the Net Death Proceeds of the Policy remaining after the Executive’s Interest is determined according to Section 3.2.

3.2	Executive’s Interest. The Executive shall have the right to designate the Beneficiary of an amount of Net Death Proceeds as specified in Section 3.2.1 or 3.2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.

3.2.1	Death Prior to Termination of Employment. If the Executive dies while employed by the Bank, the Executive’s Beneficiary shall be entitled to a benefit equal to $700,000, which amount shall be increased annually on the anniversary date of this Agreement by an inflation adjustment factor of five percent, provided the total benefit shall be prorated from the first day of the year in which death occurs through the date of the Executive’s death and shall not exceed the Net Death Proceeds.

3.2.2	Death After Termination of Employment. If after termination of employment the Executive has a Vested Insurance Benefit pursuant to Article 4 at the date of the Executive’s death, the Executive’s Beneficiary shall be entitled to a benefit equal to two times the Executive’s Base Salary for the Executive’s Final Year of Employment, provided the total benefit shall not exceed the Net Death Proceeds. If the Executive has not achieved a Vested Insurance Benefit prior to the Executive’s termination of employment, the Executive’s Beneficiary will not be entitled to a benefit under this Section 3.2.2.

ARTICLE 4
Vesting

4.1	Vested Insurance Benefit. The Executive shall have a Vested Insurance Benefit equal to the amount specified in Section 3.2.2 at the earliest of the following events:

4.1.1	Remaining in the continuous employ of the Bank until age sixty-five (65);

4.1.2	Remaining in the continuous employ of the Bank until the Executive’s age plus Years of Service equals sixty-five (65);

4.1.3	Termination of Employment due to Disability;

4.1.4	Being employed by the Bank at the date a Change in Control occurs, followed by a termination of the Executive’s employment, or

4.1.5	At the discretion of the Board, the Executive may be deemed to have a Vested Insurance Benefit sooner than provided in Sections 4.1.1 through 4.1.4 above if there are other circumstances not addressed in such sections.

4.2	Forfeiture of Benefit. Notwithstanding the provisions of Section 4.1, the Executive will forfeit his or her Vested Insurance Benefit: (i) if and to the extent the Executive violates any of the provisions detailed in Article 7; (ii) in the case of a disabled Executive who vested pursuant to Section 4.1.3, if such Executive becomes gainfully employed by a financial services provider other than the Bank; or (iii) the Executive provides written notice to the Bank voluntarily declining further participation in the split dollar arrangement.

ARTICLE 5
Premiums And Imputed Income

5.1	Premium Payment. The Bank shall pay all premiums due on the Policy.

5.2	Economic Benefit. The Plan Administrator shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s Beneficiary. The “life insurance premium factor” is the minimum amount required to be imputed under IRS Reg. § 1.61-22(d)(3)(ii) or any subsequent applicable authority.

5.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099. Before and after the Executive’s retirement, the Bank also shall pay an annual gross-up bonus to the Executive in an amount sufficient to enable the Executive to pay the federal income tax on both the economic benefit and on the gross-up bonus.

ARTICLE 6
Comparable Coverage

6.1	Insurance Policies. If the Executive has a Vested Insurance Benefit, the Bank may provide such benefit through the existing Policy owned by the Bank on the Executive’s life, or may provide comparable insurance coverage to the Executive through whatever means the Bank deems appropriate. If the Executive waives or forfeits his or her right to the Vested Insurance Benefit, the Bank may choose to cancel the Policy on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds. Otherwise, the Bank shall retain in force a Policy as defined in Section 1.14.

6.2	Offer to Purchase. If the Bank discontinues the Policy while the Executive is employed by the Bank or when the Executive has a Vested Insurance Benefit that has not been forfeited, the Bank shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the cash surrender value of the Policy. Such notification shall be in writing.

ARTICLE 7
General Limitations

7.1	Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Bank and the Executive (or the Executive’s representative) in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank under or pursuant to such banking regulations. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this

Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

7.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

7.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights under the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA” ).

7.4	Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE 8
Beneficiaries

8.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary or Beneficiaries of the Executive’s Interest under Section 3.2 of this Agreement.

8.2	Beneficiary Designation. The Executive’s designation of a Beneficiary, and the respective interests of the Bank and the Executive in the Policy, shall be reflected on an endorsement signed by the Bank and the Executive and filed with the Insurer.

ARTICLE 9
Assignment

     The Executive may assign without consideration all or part of the Executive’s Interest under this Agreement to any person, entity or trust. In the event the Executive shall transfer all or part of such Executive’s Interest, then all or part of the Executive’s

Interest under this Agreement shall be vested in his or her transferee, subject to such transferee executing agreements binding them to the provisions of this Agreement, who shall be substituted as a party hereunder, and the Executive shall have no further interest under this Agreement.

ARTICLE 10
Insurer

     The Insurer shall be bound only by the terms of and all endorsements to the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Plan Administrator’s representations, as approved by the Committee (defined in Section 13.1), with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

ARTICLE 11
Claims And Review Procedure

11.1	Claims Procedure. The Executive, the Executive’s assignee, or any other party who claims a right to an benefits under this Agreement (“claimant”) shall make a claim for such benefits as follows:

11.1.1	Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

11.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 30 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 30 days by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

11.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the applicable review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

11.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

11.2.1	Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

11.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

11.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within 30 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 30 days by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

11.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 12
Amendments And Termination

12.1	Non-Vested Insurance Benefit. Unless the Executive has a Vested Insurance Benefit pursuant to Section 4.1, the Bank may amend or terminate this Agreement at any time, or may amend or terminate the Executive’s rights under the Agreement at any time prior to the Executive’s death, by providing written notice of such to the Executive.

12.2	Vested Insurance Benefit. If the Executive has a Vested Insurance Benefit, the Bank may amend or terminate this Agreement for the Executive only if (i) the Executive agrees to such action, or (ii) the Bank’s banking regulators issue a written directive to amend or terminate the Agreement.

ARTICLE 13
Administration

13.1	Plan Administrator Duties. This Agreement shall be administered by the Bank’s Chief Financial Officer as Plan Administrator, who shall consult as necessary with the Compensation Committee (the “Committee”) of the Board. The Committee shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement.

13.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

13.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest under the Agreement.

13.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Committee and the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator, the Committee, or any of its members.

13.5	Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 14
Miscellaneous

14.1	Binding Effect. This Agreement shall bind and inure to the benefit of the Bank and its successors and assigns; the Executive and his heirs, executors, administrators and assigns; and any Beneficiary.

14.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an Employee nor interfere with the Executive’s right to terminate employment at any time.

14.3	Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Texas, except to the extent preempted by the laws of the United States of America.

14.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

14.5	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Split-Dollar Plan Administrator
Southside Bank
PO Box 1079 Tyler, Texas 75710-1079

1201 S. Beckham Avenue
Tyler, TX 75701-3320

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

14.6	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

     IN WITNESS WHEREOF, the Bank and the Executive execute this Agreement as of the date indicated above.

SOUTHSIDE BANK

By:
/s/ SAM DAWSON
Title:
PRESIDENT

/s/ LEE R. GIBSON III
LEE ROY GIBSON III, EXECUTIVE

SCHEDULE A

Insurance Company	Policy Number
CNA — Valley Forge	VIDA005015

CNA — Valley Forge	22014401

MANULIFE FINANCIAL	53625208